Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 this Registration Statement (Form S-4) and related Prospectus of InterMedia Outdoor Holdings, Inc. for the registration of 35,364,708 shares of its common stock and to the incorporation by reference therein of our reports dated March 9, 2012, with respect to the consolidated financial statements of Outdoor Channel Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Outdoor Channel Holdings, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

January 8, 2013

Los Angeles, California